UNITED STATES
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CRESCENT REAL ESTATE EQUITIES COMPANY

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PRESS RELEASE

CRESCENT REAL ESTATE ANNOUNCES REDEMPTION OF PREFERRED SHARES
FORT WORTH, TEXAS, July 12, 2007—Crescent Real Estate Equities Company (NYSE: CEI) today announced that it has delivered notices of redemption to holders of its 6-3/4% Series A Convertible Cumulative Preferred Shares and 9.50% Series B Cumulative Redeemable Preferred Shares.
On July 3, 2007, Crescent distributed the redemption notices to each of the holders of the Series A Preferred and Series B Preferred, indicating that Crescent determined to redeem all such shares that were outstanding on that date. The redemptions are anticipated to occur immediately prior to the consummation of the merger of Crescent with an affiliate of Morgan Stanley Real Estate, which is currently anticipated to occur on or about August 3, 2007. In the event this merger is not consummated, the redemptions will terminate automatically and without any action of any party.
Assuming the redemption date is August 3, 2007, Crescent will pay to each holder of Series A Preferred an amount of cash equal to $25.3656 ($25.00 redemption price plus accumulated and unpaid dividends of $0.3656) per share and to each holder of Series B Preferred an amount of cash equal to $25.5146 ($25.00 redemption price plus accumulated and unpaid dividends of $0.5146) per share. To the extent the redemptions occur later than August 3, 2007, the redemption prices of the Series A Preferred and Series B Preferred will be increased by $0.0047 and $0.0066 per day, respectively.
The Series A Preferred are convertible into common shares of beneficial interest of Crescent at a conversion price of $40.86 (equivalent to a conversion rate of 0.6119 common shares for each Series A Preferred share) at the election of the holders of the Series A Preferred. However, on the redemption date, the rights of the holders of the Series A Preferred and Series B Preferred, including the right of holders of Series A Preferred to convert their shares into common shares of Crescent and the right of holders of both Series A Preferred and Series B Preferred to receive distributions, will cease.
ABOUT CRESCENT
Crescent Real Estate Equities Company (NYSE: CEI) is a real estate investment trust headquartered in Fort Worth, Texas. Through its subsidiaries and joint ventures, Crescent owns and manages a portfolio of 63 premier office buildings totaling 26 million square feet located in select markets across the United States with major concentrations in Dallas, Houston, Denver, Miami, and Las Vegas. Crescent also holds investments in resort residential developments in locations such as Scottsdale, AZ, Vail Valley, CO, and Lake Tahoe, CA; and in the wellness lifestyle leader, Canyon Ranch®. For more information, visit Crescent’s Web site at www.crescent.com.
FORWARD-LOOKING STATEMENTS
This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Crescent assumes no duty whatsoever to update these forward-looking statements or to conform them to future events or developments.
ADDITIONAL INFORMATION
For more information, please contact:
Jane E. Mody, Managing Director and Chief Financial Officer, Crescent (817) 321-1086
Jeremy C. Sweek, Investor & Media Relations Senior Manager, Crescent (817) 321-1464
Alyson D’Ambrisi, Media Relations, Morgan Stanley (212) 762-7006

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